Media:	Investors:
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL COMPLETES SALE OF SECURITY PRINTING SERVICES TO M&F WORLDWIDE

MORRIS TOWNSHIP, N.J., Dec. 15, 2005 – Honeywell (NYSE: HON) announced today that it has completed the sale of Clarke American, its Security Printing Services (SPS) business, to M&F Worldwide Corp for $800 million in cash. In the transaction, M&F Worldwide acquired all of the stock of Novar USA Inc., the parent company of the SPS business operated by Clarke American and related companies, including Checks in the Mail, B2Direct and Alcott Routon. SPS was one of two non-core businesses that were part of the Novar acquisition completed by Honeywell on March 31, 2005.

“We are pleased with the closing of the SPS transaction,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “The sale of the second non-core Novar business, Indalex Aluminum Solutions (IAS), is expected to close in early 2006. Total proceeds from the sale of both non-core businesses are anticipated to be in line with our previously announced expectations.”

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.